Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-193320) of our report dated December 3, 2013, relating to the balance sheet of Boulevard Acquisition Corp. (a corporation in the development stage) as of November 20, 2013, and the related statements of operations, stockholder’s equity and cash flows for the period from October 24, 2013 (date of inception) to November 20, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass
New York, New York
January 31, 2014